Exhibit 10.4

Disney Executive Severance Pay Plan

Effective February 2, 2026

i

SECTION 1. - INTRODUCTION
The Walt Disney Company adopted the Disney Executive Severance Pay Plan (hereinafter the “Plan”) effective as of February 2, 2026.
The Plan provides severance benefits under the circumstances described below to eligible executives (referred to as “Covered Executives”) of Disney and its Subsidiaries (as defined below).
SECTION 2. - DEFINITIONS AND INTERPRETATIONS
The following definitions and interpretations of important terms apply to the Plan:
(a)Change in Control. A “Change in Control” as defined in the Stock Incentive Plan.
(b)COBRA. Continuation health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985.
(c)Code. The Internal Revenue Code of 1986, as amended.
(d)Company. Disney and any Subsidiary that, with the approval of the Plan Administrator and subject to such other conditions as the Plan Administrator may impose, adopts the Plan.
(e)Covered Executive. An Employee of the Company who, as of his or her Termination Date, (i) is employed as an executive of the Company at the E6 or E7 management level and (ii) is not party to any other agreement or arrangement with the Company that remains in effect and provides for severance or separation benefits.
(f)Disney. The Walt Disney Company and any successor thereto.
(g)Effective Date. February 2, 2026, the date this Plan was adopted.
(h)Employee. Any person employed by the Company on or after the Effective Date as a regular, full-time employee on a payroll maintained in the United States. If a person is not treated by the Company as an employee, as conclusively evidenced by failure to withhold taxes from payment made for services rendered, then such person is not considered an Employee under this Plan even if the person is determined to have been a common law employee of the Company by a court of law, a governmental agency or by any other body or means.
(i)ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
(j)Plan Administrator. The Compensation Committee of the Board of Directors of Disney or its duly authorized delegate.
(k)Qualifying Event. Either (i) the Company’s involuntary termination of employment of a Covered Executive that is not a Termination for Cause or (ii) a Covered Executive’s Resignation for Good Reason; provided, however, that a termination of employment due to the Covered Executive’s death or a Termination due to Disability shall not constitute a Qualifying Event under the Plan. Notwithstanding the foregoing, in no event will an involuntary termination of employment be considered a Qualifying Event if such involuntary termination does not qualify as a “separation of service” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A–1(h).
(l)Resignation for Good Reason. A termination of a Covered Executive’s employment with the Company, in accordance with the procedures set forth below, based on any of the following events: (i) a reduction in compensation rights (that is, a reduction in base salary or target cash bonus opportunity, it being understood that the failure of the Covered Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity is not a reduction in such compensation rights); provided, however, that, it shall not be a reduction in compensation rights if the Company reduces the Covered Executive’s base salary by an amount not exceeding 50% of the Covered Executive’s then-current base salary for any period of time up to a consecutive or cumulative maximum period of six (6) months, if during such applicable period the Company has instituted a Company-wide salary reduction program that is broadly applicable to employees at a comparable level to the Covered Executive; (ii) the assignment to or removal from the Covered Executive of significant duties and responsibilities that render the resulting duties and responsibilities materially inconsistent with the core duties and responsibilities of the Covered Executive’s position and, in the case of assignment of duties, that materially impair the Covered Executive’s ability to perform the core duties and responsibilities of the Covered Executive’s position; (iii) a materially adverse change in the Covered Executive’s title or position by the Company; or (iv) the relocation of the Covered Executive’s principal office to a location that is more than fifty (50) miles outside of the greater Los Angeles area. In addition, following the occurrence of a Change in Control, any occurrence that would constitute a Triggering Event for purposes of Section 11 of the Stock Incentive Plan, as such Plan may be amended and/or superseded from time to time, shall also constitute an event upon which the Covered Executive may effect a Resignation for Good Reason in accordance with this Plan. Notwithstanding the foregoing, a termination shall not be treated as a Resignation for Good Reason (A) if the Covered Executive shall have consented in writing to the occurrence of the specific event giving rise to the claim of Resignation for Good Reason (and such consent may reasonably be understood to generally relate to the time period in which such event occurred), or (B) unless the Covered Executive shall have delivered a written notice to the Company specifying the specific basis for the Covered Executive’s belief that the Covered Executive is entitled to Resignation for Good Reason within ninety (90) days of the initial existence of the circumstance(s) of Resignation for Good Reason, the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting a Resignation for Good Reason and the Covered Executive’s Resignation for Good Reason occurs no later than sixty (60) days after the date of such notice.
(m)Stock Incentive Plan. The Amended and Restated 2011 Stock Incentive Plan of The Walt Disney Company, as may be in effect from time to time.
(n)Subsidiary. Any corporation or other entity of which a majority of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by Disney.
(o)Termination Date. A Covered Executive’s last day of employment on account of his or her Qualifying Event.
(p)Termination due to Disability. A termination of a Covered Executive’s employment by the Company because the Covered Executive has been incapable, after reasonable accommodation, of substantially fulfilling the Covered Executive’s position, duties responsibilities and obligations because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six (6) consecutive months or (ii) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period, provided, that any notice of such termination of employment must be given when the Covered Executive is incapable of substantially fulfilling the Covered Executive’s position, duties, responsibilities, and obligations hereunder as referred to above and has not resumed such duties. Any question as to the existence, extent or potentiality of the Covered Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Covered Executive, which consent shall not be unreasonably withheld.
(q)Termination for Cause or Cause. A termination based on a Covered Executive’s (i) conviction of embezzlement, fraud, or other conduct which would constitute a felony; (ii) willful unauthorized disclosure of confidential information; (iii) failure, neglect of, or refusal to substantially perform the duties of the Covered Executive’s employment; or (iv) any other act or omission which is a significant breach of the Company’s policies or which is significantly injurious to the financial condition or business reputation of the Company or any affiliate thereof, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (B) upon twenty business days’ notice from the Company, if the Company shall in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause; provided, however, that such opportunity to cure shall only be provided by the Company with respect to a termination of the Covered Executive’s employment hereunder due to clause (iii) above); provided, that the Company shall not be entitled to terminate the Covered Executive’s employment for Cause, if the Covered Executive has, within five business days after notice in accordance with subclause (B) has been given personally to the Covered Executive or otherwise has been received by the Covered Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within 20 business days following the date such notice was received.
SECTION 3. – ELIGIBILITY FOR BENEFITS
(a)Eligibility. An Employee is eligible for benefits under the Plan if the Employee is a Covered Executive and the Covered Executive’s employment is terminated in a Qualifying Event. An individual will cease to be eligible for benefits under the Plan once payment of all severance pay and other benefits due to such individual under the Plan has been completed and no person will have any further rights under the Plan with respect to such former Covered Executive. Notwithstanding anything in the Plan to the contrary, if the Company determines after the Termination Date that the Covered Executive engaged in conduct prior to the Termination Date that would have constituted Cause, or that the termination should have been classified as a Termination for Cause, the Covered Executive shall not be eligible for any further benefits under the Plan and shall be required to repay any benefits previously paid, to the extent permitted by applicable law.
Notwithstanding anything in the Plan to the contrary, in no event will a Covered Executive be eligible for benefits under the Plan if following the Covered Executive’s termination of employment with the Company the Covered Executive receives an offer of employment from and promptly commences employment with any entity that either: (i) substantially assumes operation or functions formerly carried out by the Company, or (ii) is a Subsidiary of the Company.

(b)Changed Decisions. The Company has the right to cancel a Qualifying Event or reschedule a Termination Date at any time before the Covered Executive’s employment terminates. The Covered Executive will not become eligible for benefits under this Plan if, before the Termination Date specified by the Company, (i) the Qualifying Event is cancelled, (ii) the Covered Executive voluntarily terminates employment or ceases to be willing and able to continue performing services, or (iii) the Covered Executive’s employment is terminated in a Termination for Cause.
SECTION 4. - BENEFITS UNDER THE PLAN
If a Covered Executive is eligible for benefits under the Plan, the benefits under the Plan will be as follows.
(a)Severance Pay. The Covered Executive will be entitled to receive severance pay under the Plan in an amount equal to the sum of (i) two times the Covered Executive’s annual base salary as in effect immediately prior to the Qualifying Event (or, if the Covered Executive is at the E7 management level, two and one-half times the Covered Executive’s annual base salary as in effect immediately prior to the Qualifying Event), plus (ii) a prorated portion of the Covered Executive’s annual target cash bonus, calculated as the amount of the Covered Executive’s annual bonus plan target cash bonus opportunity for the year of the Qualifying Event multiplied by a fraction, the numerator of which is the number of days in the fiscal year between the first day of the fiscal year and the Termination Date and the denominator of which is the number of days in the fiscal year.
(b)Prior Year Bonus. If the Covered Executive’s Qualifying Event occurs after the end of a fiscal year but before the Covered Executive has received the Covered Executive’s annual cash bonus for services rendered in that prior fiscal year, the Covered Executive will receive such annual cash bonus amounts within 30 days following the Qualifying Event (or such date or earlier dates upon which payment of any part or whole of the foregoing is required under applicable law) or, if any part thereof constitutes a bonus that is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided, that, in all events the bonus shall be paid no later than the earlier of (i) 120 days following the Qualifying Event and (ii) March 15 of the calendar year following the end of the fiscal year in which such bonus is payable.
(c)LTI Awards.
(i)Treatment of Prior Awards. In the event of a Qualifying Event, all equity-based compensation granted to the Covered Executive prior to the Effective Date of the Plan that remains unvested as of the Termination Date (the “Prior Unvested Awards”) shall be treated as follows:
1.Restricted Stock Units and Options (Time-Based Awards). Notwithstanding the terms of the applicable Award Agreement, the portion of the tranche of each outstanding time-based restricted stock unit and nonqualified stock option award that is scheduled to vest on the next regularly scheduled vesting date following the Termination Date shall remain outstanding and vest on such vesting date, pro-rated based on the number of days the Covered Executive was employed during the applicable vesting period for such tranche (i.e., the period beginning on the most recent vesting date or, with respect to the first tranche, the grant date, and ending on such next scheduled vesting date). Any resulting fractional share shall be rounded down to the nearest whole share. Any portion of such tranche not eligible to vest pursuant to the foregoing, together with all subsequent tranches, shall be forfeited as of the Termination Date. Settlement and exercisability of vested Prior Unvested Awards shall be governed by the applicable Award Agreement and the Stock Incentive Plan, in each case as modified by this Section 4(c)(i) and subject to Section 7(i) of the Plan. Notwithstanding anything in the applicable Award Agreement to the contrary, except as provided in Section 4(c)(i)(3), with respect to any vested stock option held by a Covered Executive (whether vested prior to or following the Termination Date under this Section 4(c)(i)), the exercisability period applicable to such stock option shall extend through the date that is (A) three (3) months, or (B) if the Covered Executive has attained age fifty-five (55) and completed at least three (3) consecutive Service Years (as defined in the Award Agreement) as of the Termination Date, eighteen (18) months, in each case following the latest vesting date on which any stock option becomes vested pursuant to this Section 4(c)(i) determined by reference to the latest vesting date among all such stock options. In no event shall any stock option remain exercisable beyond its original expiration date under the applicable Award Agreement and the Stock Incentive Plan.
2.Performance-Based Awards. Notwithstanding the terms of the applicable Award Agreement, for each outstanding performance-based restricted stock unit award (“PBU”), a pro-rated portion shall remain outstanding, determined by multiplying the target number of PBUs subject to the award by a fraction, the numerator of which is the number of days in the applicable performance period elapsed through the Termination Date and the denominator of which is the total number of days in the performance period. Such pro-rated PBUs shall remain eligible to vest based on actual performance measured over the full performance period under the terms of the applicable Award Agreement, with settlement at such time as provided in the applicable Award Agreement, subject to Section 7(i) of the Plan and the terms of the Stock Incentive Plan. Any portion of such Prior Unvested Award not eligible for pro-ration shall be forfeited as of the Termination Date.
3.Retirement Provisions. If the applicable Award Agreement provides more favorable continued vesting and/or a longer post-termination exercise period upon retirement (or satisfaction of other special service conditions) than the treatment provided under this Section 4(c)(i), such more favorable treatment under the Award Agreement shall control with respect to that Prior Unvested Award (and solely with respect to such award).
4.Triggering Event in Connection with a Change in Control. Notwithstanding the foregoing, if the Covered Executive experiences a Triggering Event (as defined in the Stock Incentive Plan) in connection with a Change in Control during the applicable period specified in the Stock Incentive Plan, the treatment of the Prior Unvested Awards shall be determined in accordance with Section 11 of the Stock Incentive Plan and the applicable Award Agreement.

(ii)Other Equity Awards. In the event of a Qualifying Event, all equity-based compensation granted to the Covered Executive on or following the Effective Date of the Plan pursuant to the Stock Incentive Plan or any other equity-based compensation plan of the Company shall be treated as set forth in the Stock Incentive Plan and applicable Award Agreement governing such Award.
(d)Continued Health Care Coverage and COBRA. Provided that the Covered Executive timely elects COBRA coverage, the Covered Executive will be able to continue medical, dental, and vision coverage under the Company’s group health care plans for the Covered Executive and the Covered Executive’s dependents, as applicable, at a rate comparable to active employees until the 18-month anniversary of the Termination Date (or until the Covered Executive becomes ineligible for COBRA coverage, if earlier) (the “Continuation Period”).
The length and terms of the COBRA coverage will be governed by the Company group health care plan(s) applicable to the Covered Executive. The Covered Executive’s eligibility for COBRA continuation of any flexible spending account or similar benefit will be limited under this Plan to the COBRA period specified by the Company group health care plan(s) applicable to the Covered Executive and will not be extended beyond the Continuation Period. This Plan’s continued health care coverage will be provided through a separate plan within the Disney Signature Benefits Plan.
(e)Separation Pay Conditions. As a condition to and in consideration of receiving the severance pay and benefits described in subsections (a), (b), (c) and (d) of this Section 4:
(i)The Covered Executive must execute and deliver (and not thereafter revoke) a general release of any and all claims arising from or relating to the Covered Executive’s employment with, and termination from, the Company, in a form provided by the Company as set forth in Exhibit A hereto, within forty-five (45) days of the Termination Date.
(ii)The Covered Executive shall remain in compliance with The Walt Disney Company and Affiliated Companies Confidentiality Agreement and any other non-solicitation, confidentiality and other restrictive covenant to which the Covered Executive is a party.
(iii)Promptly following the Termination Date, the Covered Executive shall have returned to the Company all property of the Company, and all copies thereof in the Covered Executive’s possession or under the Covered Executive’s control, except that the Covered Executive may retain notes, files, calendars, contact information and correspondence of a personal nature (whether in hard copy or electronic form), provided, that, in each case, that no confidential Company information or information intended primarily for internal Company use is contained therein.
(f)Integration With Other Payments. Except as set forth herein, the Covered Executive will not be entitled to receive any other severance, separation, notice or termination payments on account of the Covered Executive’s employment with Disney or any Subsidiary. In addition, benefits under this Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or similar benefits, damages or penalties under applicable laws, such as the Worker Adjustment and Retraining Notification Act. Should such other benefits, damages or penalties be payable, benefits payable to a Covered Executive under this Plan will be offset or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit damages, or penalty obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions of this Plan in doing so. Notwithstanding anything herein to the contrary, upon any termination of a Covered Executive’s employment, the Covered Executive shall remain entitled to the following entitlements, which shall not be subject to execution of a release of claims: (i) earned but unpaid base salary through the termination date (including any accrued but unused vacation pay); (ii) any accrued and vested benefits under applicable employee benefit plans; (iii) reimbursement of all reasonable business expenses incurred prior to the termination of employment in accordance with Company policies regarding expense reimbursement as in effect from time to time; and (iv) any rights to defense, indemnification and advancement of expenses pursuant to statute, governing documents, insurance policies or indemnification agreements.
(g)Taxes. All taxes which, by applicable federal, state, local or other law, the Company is required to withhold will be deducted or withheld from all benefits due to the Covered Executive (or his or her beneficiary or estate) under the Plan, as determined by the Company in its sole discretion.
SECTION 5. – TIME AND FORM OF PAYMENTS
Any cash severance payable pursuant to Section 4 above will be paid to the Covered Executive in a single lump sum payment as soon as practicable following the Termination Date, provided, that the release of claims described in Section 4(e) above has become effective and in no event later than two and one-half (2 ½) months following the later of the end of the calendar year or the end of the Company’s fiscal year in which the Termination Date occurs, subject to the timing limitations of Section 7(i). Notwithstanding the foregoing, if the period during which the Covered Executive may review and revoke the release spans two (2) calendar years, payment of such cash severance shall be made in the later calendar year.
SECTION 6. – AMENDMENT AND TERMINATION
The Plan Administrator, acting in its nonfiduciary settlor capacity, reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason, prospectively or retroactively and with or without advance notice. If the Plan is terminated, amended or modified, the Covered Executive’s right to participate in, or receive benefits under, the Plan may be changed or eliminated; provided, that, no amendment, modification, termination or suspension that has the effect of reducing or diminishing the rights of any Covered Executive who is receiving separation pay under the Plan shall be effective without the written consent of the Covered Executive. No amendment, modification, termination or suspension that has the effect of reducing or diminishing the rights of any Covered Executive shall be effective without the written consent of such Covered Executive for a period of twelve months following a Change in Control.
If legislation is enacted enhancing Covered Executives’ COBRA health care continuation rights or providing them other access to or subsidies for health care coverage, benefits due under the Plan may be modified by the Plan Administrator (without amending the Plan), to reflect that legislation, as the Plan Administrator determines to be appropriate, acting in a nonfiduciary, settlor capacity. Modifications generally would result in the same overall level of health care or related benefits being provided under the Plan and applicable laws, as determined after taking the legislative changes into account (e.g., by reducing lump sum health care subsidies to the extent that the legislation makes them excessive, by requiring repayment of excessive amounts, etc.). By accepting Plan benefits, Covered Executives agree to these and all other Plan terms.
Neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits hereunder, will be construed as giving to any Covered Executive (or any beneficiary of a Covered Executive), or other person any legal or equitable right against the Company or any officer, director or employee thereof, and in no event will the terms and conditions of employment by the Company of any Covered Executive be modified or in any way affected by the Plan. This Plan does not give any Covered Executive any vested right to Plan benefits.
No individual may become entitled to additional benefits or other rights under the Plan after the Plan is terminated.
SECTION 7. - MISCELLANEOUS PROVISIONS
(a)Records. The records of the Company with respect to length of employment, employment history, reason for employment termination, base pay, absences, and all other relevant matters may be conclusively relied on by the Plan Administrator.
(b)Governing Law. This Plan is an employee welfare benefit plan that is regulated by ERISA, a federal law. This Plan is an unfunded arrangement maintained primarily for the purpose of providing benefits to a select group of management or highly compensated executive officers, which is exempt from Parts 2, 3, and 4 of Title I of ERISA. To the extent, if any, that state laws apply to the Plan, California law shall apply (except to the extent it would require use of another state’s law).
(c)Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, the balance of the Plan shall remain in effect, unless it is amended or terminated as provided in Section 6.
(d)Incompetency. If the Plan Administrator finds that a Covered Executive is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator will determine, and will constitute a complete discharge of all liability for any payments or benefits to which such Covered Executive was or would have been otherwise entitled under the Plan.
(e)Assignment and Alienation. Except as required by law, the benefits payable under this Plan will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected will not be recognized.
(f)Plan Not a Contract of Employment. Nothing contained in the Plan will be held or construed to create any liability upon the Company to retain any Covered Executive in its service. All Covered Executives will remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. Nothing in this Plan shall preclude the Company from terminating a Covered Executive for any reason or no reason or preclude a person from being or continuing to be an at-will employee.
(g)Overpayments. If any overpayment is made under the Plan for any reason, the Plan Administrator will have the right to recover the overpayment. The Covered Executive shall cooperate fully with the Plan and return any overpayment.

(h)Excise Tax Limit. In the event any payment, benefit or distribution of any type to or for the benefit of the Covered Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to this Plan, together with all other payments and the value of any benefits to be received by the Covered Executive (the “Total Payments”) would result in all or a portion of such Total Payments being subject to the excise tax under Section 4999 of the Code (the “Excise Tax”), then the Covered Executive’s Total Payments shall be either (i) the full amount of such payments and benefits or (ii) such lesser amount that would result in no portion of the Total Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Covered Executive, on an after-tax basis, of the greatest amount of payments and benefits notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Solely to the extent that the Covered Executive is better off on an after-tax basis as a result of the reduction of Total Payments, such payments and benefits shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards in each case in reverse order beginning with the payments or benefits that would have been paid, in the ordinary course, the farthest in time from the date that triggers the applicable Excise Tax. All determinations required to be made under this Section 7(h) shall be made by the accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Covered Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 7(h), all determinations as to the present value shall be made in accordance with the regulations promulgated under Section 280G of the Code.
(i)Code Section 409A Compliance.
(i)Timing of Payments and Benefits. Any payment of severance pay or the pro-rata bonus for the current year made pursuant to this Plan shall be made within the time period permitted in order to satisfy the “short-term deferral” exception under section 409A of the Code and Treasury Regulation section 1.409A-1(b)(4). With regard to any provision herein that provides for reimbursements of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) such payments shall be made no later than the last day of the Covered Executive’s taxable year following the taxable year in which the expense was incurred, (B) the amount of expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year (provided, that the foregoing clause (B) shall not be violated solely because expenses reimbursed under any arrangement covered by Section 105(b) of the Code are subject to a limit related to the period such arrangement is in effect), and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.
(ii)Prohibition on Deferral or Acceleration. Neither the Company nor any Covered Executive shall be permitted under the Plan to take any action that would be considered a deferral of a payment under the Plan for the purposes of Section 409A of the Code and Treasury Regulation section 1.409A-2(b). Neither the Company nor any Covered Executive shall be permitted under the Plan to take any action that would be considered an acceleration of a payment or benefit under the Plan for purposes of Section 409A of the Code and Treasury Regulation section 1.409A-3(j).
(iii)Possible Delay of Payments. In the event that any payment or benefit under the Plan is determined to be a “deferral of compensation” within the meaning of Section 409A of the Code notwithstanding the terms and limitations hereof, and such payment or benefit is to be made to a Covered Executive who is treated as a “Specified Employee” (within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-1(i)) then, solely as and to the extent required to comply with Section 409A of the Code, any such payment or benefit (or portion thereof) shall be made at the expiration of the six-month period following termination of employment, as provided in Treasury Regulation Section 1.409A-3(i)(2).
(iv)General 409A Compliance. To the extent applicable, it is intended that the Plan comply with the provisions of section 409A of the Code, and the Plan shall be construed and applied by the Plan Administrator in a manner consistent with this intent. Any provision that would cause any amount payable under the Plan to be includible in the gross income of a Covered Executive under section 409A(a)(1) of the Code shall have no force or effect. The Plan may be amended by the Plan Administrator at any time in accordance with Section 6 hereof in order to comply with Section 409A of the Code. No provision of the Plan shall be construed as a representation or guarantee of any particular tax effect for the payments and benefits under the Plan, and neither Disney, the Plan nor the Plan Administrator shall have any liability or be responsible for any claim related to the incurrence by any Covered Executive of any tax, interest expense, loss of tax benefit, or any other obligation or liability, in each case, arising under or related to Section 409A of the Code or any other provision of the Code.
SECTION 8. – ADDITIONAL INFORMATION REGARDING THE PLAN
(a)Claim Procedure.
A Covered Executive will automatically receive any benefits set forth under Section 4 of the Plan for which the Covered Executive is entitled, subject to the conditions set forth herein. If a Covered Executive feels that the Covered Executive has not been provided with all benefits to which the Covered Executive is entitled under the Plan, the Covered Executive may file a written claim with the Plan Administrator with respect to the Covered Executive’s rights to receive benefits from the Plan. The Covered Executive will be informed of the Plan Administrator’s decision with respect to the Covered Executive’s claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review the Covered Executive’s claim. If this occurs, the Covered Executive will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the Covered Executive’s claim.
If the Covered Executive’s claim is denied, in whole or in part, the Covered Executive will be notified in writing of the specific reason for the denial, the exact Plan provision on which the decision was based, what additional material or information is relevant to the Covered Executive’s claim, and what procedure the Covered Executive should follow to get the Covered Executive’s claim reviewed again. If the Covered Executive is not notified within the 90-day (or

180-day, if so extended) period, the Covered Executive may consider the Covered Executive’s claim to be denied. In either case, the Covered Executive then has 60 days to appeal the decision to the Plan Administrator.
Appeals must be submitted in writing. The Covered Executive may submit a written statement of issues and comments.
A decision as to the Covered Executive’s appeal will be made within 60 days after the appeal is received. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review the Covered Executive’s appeal. If this occurs, the Covered Executive will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the Covered Executive’s appeal was received.
If the Covered Executive’s appeal is denied, in whole or in part, the Covered Executive will be notified in writing of the specific reason for the denial and the exact Plan provision on which the decision was based. The decision on the Covered Executive’s appeal will be final and binding on all parties and persons affected thereby. If the Covered Executive is not notified within the 60-day (or 120-day, if extended) period the Covered Executive may consider the appeal as denied. Provided the Covered Executive has exhausted all the claim review procedures of this Section 8(a) and the Covered Executive’s claim for benefits hereunder was denied or ignored, in whole or in part, the Covered Executive may file suit in a state or federal court.
(b)Plan Administration, Interpretation and Benefit Determination.
The Plan is administered and operated by the Plan Administrator, who has complete authority, in its sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), to interpret applicable law, to make findings of fact and to determine the eligibility for, and amount of, benefits due under the Plan to Covered Executives or any persons claiming benefits derivatively through them. All such interpretations and determinations of the Plan Administrator (whether of fact or law) will be final and binding upon all parties and persons affected thereby. If challenged in a legal proceeding, the Plan Administrator’s interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Plan Administrator.
This Section 8(b) may not be invoked by the Covered Executive or any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator.
(c)Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Disney Executive Severance Pay Plan
SPONSOR:	The Walt Disney Company
500 South Buena Vista Street
Burbank, CA 91521
EMPLOYER IDENTIFICATION

NUMBER (EIN):	95-4545390
PLAN NUMBER:	593
TYPE OF PLAN:	Employee Welfare Severance Benefit Plan
END OF PLAN YEAR:	December 31
TYPE OF ADMINISTRATION:	Employer Administered
PLAN ADMINISTRATOR:
Compensation Committee of the Board of Directors
or its duly authorized delegate
The Walt Disney Company
500 South Buena Vista Street
Burbank, CA 91521
(818) 560-1000

ORIGINAL EFFECTIVE DATE:	February 2, 2026

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions the Covered Executive may have about the Plan.
Service of legal process may be made upon the General Counsel of The Walt Disney Company at the address specified above.
All benefits under the Plan are paid out of the general assets of the Company. The Plan is not funded and has no assets. No right of any person to receive any benefits under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

Exhibit A
[Form of Release]

[Remainder of Page Intentionally Blank]

GENERAL RELEASE
WHEREAS, pursuant to paragraph 4(e) of the Disney Executive Severance Pay Plan (the “Severance Plan”), [EXECUTIVE NAME] (hereinafter referred to as “Executive”), as a condition to receiving severance benefits under the Severance Plan, and The Walt Disney Company (hereinafter referred to as the “Company”) have agreed to execute mutual releases of claims in the form set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Severance Plan, it is agreed as follows:
1. (a) Upon the later of (i) the execution hereof by the Company and Executive, (ii) the passage of seven days following execution hereof by Executive without Executive’s having exercised the revocation rights referred to in paragraph 13 hereof and (iii) the time specified in the Severance Plan for payment of a particular item of compensation, the Company shall (x) provide Executive the amounts and benefits described in the Severance Plan and (y) make full payment for vacation and floating holidays accrued but unused as of the date hereof (to the extent, if any, not already paid in accordance with applicable law), less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive).
(b) The covenants and commitments of the Company referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to the Severance Plan shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive’s employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company, or otherwise, other than as expressly provided in the Severance Plan.
(c) Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the date of termination set by the Company (the “Termination Date”), under and subject to the terms of (i) the Severance Pay Plan, (ii) any applicable retirement plan(s) to which Executive may be subject, (iii) any applicable stock incentive plan or other incentive compensation plan of the Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with Executive’s activities as an employee of the Company or any of its subsidiaries pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any subsidiary thereof or pursuant to written agreement (including, without limitation, the Indemnification Agreement entered into by Executive and the Company) expressly providing for such indemnity between Executive and the Company or any subsidiary thereof, and (v) any other applicable employee welfare benefit plans to which Executive may be subject. Further, Executive shall be entitled to (A) reimbursement of all reasonable business expenses incurred by Executive in accordance with Company’s practices and policies regarding reimbursement of business expenses, and (B) such continuation of health care coverage as is
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required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive’s rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage Executive may elect will be paid by Executive.
2. Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to the Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from the Company or that Executive generated in connection with Executive’s employment by the Company or that are the property of the Company provided that Executive may retain notes, files, calendars, contact information and correspondence solely of a personal nature (whether in hard copy or electronic form), provided, in each case, that no confidential Company information or information intended primarily for internal Company use is contained therein). Executive further represents that Executive shall not retain any copies (whether in hard copy or electronic form) of any such materials or information returned to the Company pursuant to this paragraph. For the avoidance of doubt, nothing in this paragraph 2 prohibits you from voluntarily communicating with, or providing information to, any governmental agency or regulator as permitted under paragraph 9.
3. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.
4. Executive represents and agrees (a) that Executive has to the extent Executive desires discussed all aspects of this Agreement with Executive’s attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.
5. Subject to paragraph 9, excluding enforcement of the covenants, promises and/or rights reserved herein and/or in the Severance Plan and/or the Indemnification Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s direct or indirect owners, parent companies, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (including, for the avoidance of doubt, The Walt Disney Company and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on the Company’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of
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1967, as amended, the California Fair Employment and Housing Act, the California Labor Code, the California Business and Professions Code, all California Wage Orders, the California Family Rights Act, the California Civil Code, and the California Constitution, all as amended, that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected in any manner whatsoever with, Executive’s services to, or employment by the Company or any of its subsidiaries (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”). This release does not constitute a release of any Executive Claims that cannot be released as a matter of law. In addition, this release does not limit Executive’s right to receive an award, bounty or other payment from any law enforcement or regulatory agency that provides awards for providing information relating to a potential violation of law.
6. Except as expressly reserved herein, Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.
7. Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Severance Plan and/or the Indemnification Agreement and/or The Walt Disney Company and Affiliated Companies Confidentiality Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any federal, state or other governmental statute, regulation or ordinance, that the Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected in
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any manner whatsoever with, Executive’s services to, or employment by the Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of The Walt Disney Company and Affiliated Companies Confidentiality Agreement executed by Executive, or (iii) any policy of the Board of Directors of the Company, as the same may be in effect from time to time, regarding the ability of the Company to recoup any bonus or incentive payments, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a the “Company Claim” or, collectively, as the “Company Claims”). This release does not constitute a release of any Company Claims that cannot be released as a matter of law.
8. Except as expressly reserved herein, the Company expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the Company Claims that the Company does not know or suspect to exist in the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claims. Notwithstanding anything in this Release to the contrary, if at any time (whether during or after the Executive’s employment) the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, nothing in this Release shall be construed to limit the rights of the Company and the Board of Directors of the Company to seek or obtain recovery from Executive of any incentive compensation (including profits realized from the sale of Company securities) previously paid, or the cancellation of any outstanding awards, in accordance with the terms of Company’s policy, as in effect from time to time, regarding the ability of the Company to recoup any bonus or incentive payments under such circumstances.
9. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (including, without limitation, the return of property provision in paragraph 2, the release provisions in paragraph 5 and 6, the cooperation provisions in paragraph 10 and the provisions in paragraph 11) prohibits Executive from: (a) voluntarily communicating with, or providing information to, any government agency or other regulator that is responsible for enforcing a law
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on behalf of the government (including, without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, the Commodity Futures Trading Commission, and any Inspector General of any agency) regarding conduct or action undertaken or omitted to be taken by the Company or any of its affiliates that Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any of its affiliates; (b) providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company or any of its affiliates by any such government agency or other regulator; or (c) requires Executive to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clauses (a) or (b). Moreover, nothing in this Agreement prevents the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment, or discrimination based on sex, failure to prevent harassment or discrimination based on sex, or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law.
10. Except as provided in paragraph 9, Executive agrees to cooperate to the extent reasonable, upon reasonable notice and subject to Executive’s critical personal and business commitments, with the Company and all of its affiliated entities (the “Company Entities”) in their defense of or other participation in any administrative, judicial or collective bargaining proceeding arising from any claim, charge, complaint, lawsuit, grievance, arbitration, investigation or action which has been or may be filed or commenced and about which Executive has knowledge as a result of Executive’s employment with Company or any other Company Entities. Executive further agrees to cooperate with the Company Entities in responding to reasonable requests for information arising out of or related to matters within the scope of Executive’s employment. Company will reimburse Executive for all reasonable out-of-pocket expenses Executive incurs in connection with such cooperation.
11. Except as provided in paragraph 9, Executive agrees not to provide information in any claim, charge, complaint, lawsuit, grievance, arbitration, investigation or action against the Company unless requested by the Company or required by law, in which case Executive agrees to provide reasonable notice to the Company so that the Company may take steps to protect its interests, provided that Executive shall not be required to provide notice to the Company with respect to any communications with, or disclosures to, such governmental or regulatory agencies. Nothing in this Agreement prohibits Executive from filing a claim, charge or grievance with the California Civil Rights Division, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, or any similar state or federal agency or from participating or cooperating in such an administrative matter. However, through the release of claims set forth above, Executive does release any claim to monetary damages resulting from any such administrative matter, to the maximum extent permitted by law; provided, however, that nothing in this Agreement limits Executive’s right to receive an award, bounty or other payment from any law enforcement or regulatory agency that provides awards for providing information relating to a potential violation of law.
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12. Executive is advised to consult with an attorney before signing this Agreement. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.
13. Executive acknowledges and represents that Executive understands that Executive may revoke the waiver of Executive’s rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within seven days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to the Senior Executive Vice President, Chief Legal and Global Affairs Officer, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521; with a copy to Disney’s Senior Executive Vice President and Chief People Officer, at the same address. For this revocation to be effective, written notice must be received by the Senior Executive Vice President, Chief Legal and Global Affairs Officer, no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of Executive’s rights under the Age Discrimination In Employment Act of 1967, as amended, the Company shall have no obligations to Executive under this Agreement or the Severance Plan.
14. Executive and the Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.
15. This Agreement shall not in any way be construed as an admission by any of the Releasees or Executive Releasees, respectively, that any of the Releasees or Executive Releasees has acted wrongfully or that the Company or Executive has any rights whatsoever against any of the Releasees or Executive Releasees except as specifically set forth herein, and each of the Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.
16. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto. Notwithstanding the foregoing, nothing in this Agreement shall be construed to amend, modify, terminate, supersede or otherwise affect (i) the Severance Plan, (ii) any equity compensation plan, award agreement or other incentive compensation arrangement, (iii) any applicable retirement plan(s) to which Executive may be subject, (iv) any other applicable employee welfare benefit plans to which Executive may be subject (v) the Indemnification Agreement, or (vi) any confidentiality, non-disclosure or proprietary rights agreement (subject in each case, to paragraph 9 hereof), in each case, to the extent intended to survive Executive’s termination of employment.

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PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE

Date:

THE WALT DISNEY COMPANY

By:

Title:

Date:
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